Filed Pursuant to Rule 433
Issuer Free Writing Prospectus
Registration File Nos: 333-222136 and 333-222136-01

Alexandria Real Estate Equities, Inc.
Fully and unconditionally guaranteed by Alexandria Real Estate Equities, L.P.

This pricing term sheet supplements Alexandria Real Estate Equities, Inc.’s preliminary prospectus supplement, dated June 12, 2018 (the “Preliminary Prospectus Supplement”), including the documents incorporated by reference therein, relating to this offering, and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement. In all other respects, this pricing term sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement.

Final Terms and Conditions Applicable to

$450,000,000 4.000% Senior Notes due 2024

Issuer:	Alexandria Real Estate Equities, Inc.

Security Description:	4.000% Senior Notes due 2024

Guarantee/Guarantor:	Fully and unconditionally guaranteed by Alexandria Real Estate Equities, L.P.

Expected Ratings:*	Moody’s: Baa2 / S&P: BBB

Size:	$450,000,000

Maturity Date:	January 15, 2024

Price to Public:	99.933%

Interest Rate:	4.000% per annum

Yield to Maturity:	4.013%

Spread to Benchmark Treasury:	T+120 basis points

Benchmark Treasury:	2.750% due May 31, 2023

Benchmark Treasury Price and Yield:	99-22 3/4 / 2.813%

Interest Payment Dates:	Each January 15 and July 15 beginning on January 15, 2019

Optional Redemption:

The redemption price for notes that are redeemed before December 15, 2023 (1 month prior to the stated maturity date of the notes) will be equal to the sum of (i) 100% of the principal amount of the notes being redeemed, (ii) accrued and unpaid interest thereon, if any, to, but excluding, the date of redemption, and (iii) a make-whole amount, if any (T+20 bps).

The redemption price for notes that are redeemed on or after December 15, 2023 will be equal to the sum of 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest thereon.

Joint Book-Running Managers:	J. P. Morgan Securities LLC

Citigroup Global Markets Inc.

Goldman Sachs & Co. LLC

Merrill Lynch, Pierce, Fenner & Smith
Incorporated

Co-Managers:	Barclays Capital Inc.

BB&T Capital Markets, a division of BB&T Securities, LLC

BBVA Securities Inc.

BNP Paribas Securities Corp.

BTIG, LLC

Capital One Securities, Inc.

Evercore Group L.L.C.

Mizuho Securities USA LLC

PNC Capital Markets LLC

RBC Capital Markets, LLC

Regions Securities LLC

Scotia Capital (USA) Inc.

SMBC Nikko Securities America, Inc.

TD Securities (USA) LLC

CUSIP / ISIN:	015271 AM1 / US015271AM12

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Trade Date:	June 12, 2018

Settlement Date:	June 21, 2018 (T+7)**

*                                         Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**                                  The Issuer expects that delivery of the notes will be made to investors on or about June 21, 2018, which will be the seventh business day following the date of the prospectus supplement (such settlement being referred to as “T+7”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing of the notes or the next four succeeding business days will be required, by virtue of the fact that the notes initially will settle in T+7 to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

The Issuer and the Guarantor have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that the Issuer and the Guarantor have filed with the SEC for more complete information about the Issuer, the Guarantor and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, the Guarantor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the accompanying prospectus supplement if you request it by contacting: J.P. Morgan Securities LLC, 383 Madison Avenue, New York, NY 10179, Attn: Investment Grade Syndicate Desk — 3rd floor, telephone collect: 212-834-4533; Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone toll-free: 800-831-9146 or e-mail: prospectus@citi.com; Goldman Sachs & Co. LLC, Prospectus Department, 200 West Street, New York, NY 10282, telephone: 866-471-2526, fax: 212-902-9316 or e-mail: prospectus-ny@ny.email.gs.com; or Merrill Lynch, Pierce, Fenner & Smith Incorporated, telephone: 800-294-1322.

Final Terms and Conditions Applicable to
$450,000,000 4.700% Senior Notes due 2030

Issuer:	Alexandria Real Estate Equities, Inc.

Security Description:	4.700% Senior Notes due 2030

Guarantee/Guarantor:	Fully and unconditionally guaranteed by Alexandria Real Estate Equities, L.P.

Expected Ratings:*	Moody’s: Baa2 / S&P: BBB

Size:	$450,000,000

Maturity Date:	July 1, 2030

Price to Public:	99.916%

Interest Rate:	4.700% per annum

Yield to Maturity:	4.709%

Spread to Benchmark Treasury:	T+175 basis points

Benchmark Treasury:	2.875% due May 15, 2028

Benchmark Treasury Price and Yield:	99-09 / 2.959%

Interest Payment Dates:	Each January 1 and July 1 beginning on January 1, 2019

Optional Redemption:

The redemption price for notes that are redeemed before April 1, 2030 (3 months prior to the stated maturity date of the notes) will be equal to the sum of (i) 100% of the principal amount of the notes being redeemed, (ii) accrued and unpaid interest thereon, if any, to, but excluding, the date of redemption, and (iii) a make-whole amount, if any (T+30 bps).

The redemption price for notes that are redeemed on or after April 1, 2030 will be equal to the sum of 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest thereon.

Joint Book-Running Managers:	J. P. Morgan Securities LLC

Citigroup Global Markets Inc.

Goldman Sachs & Co. LLC

Merrill Lynch, Pierce, Fenner & Smith
Incorporated

Co-Managers:	Barclays Capital Inc.

BB&T Capital Markets, a division of BB&T Securities, LLC

BBVA Securities Inc.

BNP Paribas Securities Corp.

BTIG, LLC

Capital One Securities, Inc.

Evercore Group L.L.C.

Mizuho Securities USA LLC

PNC Capital Markets LLC

RBC Capital Markets, LLC

Regions Securities LLC

Scotia Capital (USA) Inc.

SMBC Nikko Securities America, Inc.

TD Securities (USA) LLC

CUSIP / ISIN:	015271 AN9 / US015271AN94

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Trade Date:	June 12, 2018

Settlement Date:	June 21, 2018 (T+7)**

*                                         Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**                                  The Issuer expects that delivery of the notes will be made to investors on or about June 21, 2018, which will be the seventh business day following the date of the prospectus supplement (such settlement being referred to as “T+7”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing of the notes or the next four succeeding business days will be required, by virtue of the fact that the notes initially will settle in T+7 to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

The Issuer and the Guarantor have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that the Issuer and the Guarantor have filed with the SEC for more complete information about the Issuer, the Guarantor and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, the Guarantor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the accompanying prospectus supplement if you request it by contacting: J.P. Morgan Securities LLC, 383 Madison Avenue, New York, NY 10179, Attn: Investment Grade Syndicate Desk — 3rd floor, telephone collect: 212-834-4533; Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone toll-free: 800-831-9146 or e-mail: prospectus@citi.com; Goldman Sachs & Co. LLC, Prospectus Department, 200 West Street, New York, NY 10282, telephone: 866-471-2526, fax: 212-902-9316 or e-mail: prospectus-ny@ny.email.gs.com; or Merrill Lynch, Pierce, Fenner & Smith Incorporated, telephone: 800-294-1322.